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                                                                    Exhibit 15.1



January 25, 2001

Enhance Financial Services Group Inc.
335 Madison Avenue
New York, New York

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Enhance Financial Services Group Inc. and subsidiaries for the periods ended March 31, 2000 and 1999, June 30, 2000 and 1999 and September 30, 2000 and 1999 as indicated in our reports dated May 15, 2000, August 14, 2000 and November 17, 2000, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP
New York, New York